EXHIBIT 99.1

NEWS RELEASE

Contact:	Peter Monson
Chief Financial Officer
(978) 206-8220
Peterm@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES 2nd QUARTER
RESULTS — RECORD QUARTERLY REVENUE AND NET INCOME,
$.125 QUARTERLY DIVIDEND DECLARED

Acton, Massachusetts, August 1, 2006 — Psychemedics Corporation (AMEX: PMD) today announced second quarter results for the period ending June 30, 2006. The Company also announced a quarterly dividend of $.125 per share. This will be the Company’s 40th consecutive quarterly dividend and will be paid on September 22, 2006 to shareholders of record on September 8, 2006.
The Company’s second quarter revenue was $6,181,386, up 10% as compared to $5,615,329 in the second quarter of 2005. Net income was $1,401,120 or $.27 per share, up 17% from $1,200,846 or $.23 per share for the same period in 2005.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report that our revenue and our net income for both the second quarter and the six months ended June 30, 2006 set new all-time records for Psychemedics. Our growth over the years has been a result of the increasingly broad acceptance of our patented hair testing technology. We produce the most accurate and cost effective test for drugs of abuse available anywhere.”
Kubacki stated, “Our quarterly revenue increased by 10% in the second quarter. We are particularly encouraged by the fact that our revenues for May and June were very strong.”

Kubacki concluded, “We are pleased to declare our 40th consecutive quarterly dividend, thus demonstrating our Directors’ continued commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow. We remain focused on building shareholder value while maintaining our dedication to operating a lean, profitable, dividend paying company. The Company’s balance sheet remains strong with over $5.6 million of cash and short-term investments, no long-term debt and approximately $9.2 million of working capital.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the second quarter of $6,181,386, an increase of 10% over the prior year quarter

•	Record Revenue for the six month period of $11,248,116, an increase of 3% over the prior year period

•	Record Net Income for the second quarter of $1,401,120, or $.27 per diluted share, up $.04 or 17% per diluted share from the prior year quarter

•	Record Net Income for the six month period of $2,323,285, or $.44 per diluted share, up $.02 or 8% per diluted share from the prior year period
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Revenue	$6,181,386	$5,615,329	$11,248,116	$10,953,079
Cost of Revenue	2,331,401	2,224,449	4,447,550	4,389,279

Gross Profit	3,849,985	3,390,880	6,800,566	6,563,800

Expenses:
General and administrative	836,679	755,974	1,600,660	1,628,612
Marketing and selling	731,607	678,168	1,397,174	1,407,249
Research and development	116,072	73,854	228,650	145,801

	1,684,358	1,507,996	3,226,484	3,181,662

Operating Income	2,165,627	1,882,884	3,574,082	3,382,138

Interest Income	63,493	26,962	122,203	39,598
Other Income	—	—	—	1,250

Income before Income Taxes	2,229,120	1,909,846	3,696,285	3,422,986

Provision for Income Taxes	828,000	709,000	1,373,000	1,274,000

Net Income	$1,401,120	$1,200,846	$2,323,285	$2,148,986

Basic Net Income Per Share	$0.27	$0.23	$0.45	$0.42

Diluted Net Income Per Share	$0.27	$0.23	$0.44	$0.42

Weighted Average Common Shares Outstanding, Basic	5,169,361	5,163,506	5,168,235	5,146,103

Weighted Average Common Shares Outstanding, Diluted	5,238,697	5,173,941	5,224,374	5,158,159

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
	2006	2005

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,990,076	$3,352,519
Short-term investments	3,575,000	2,550,000
Accounts receivable, net of allowance for doubtful accounts of $430,212 in 2006 and $461,282 in 2005	4,387,158	3,272,278
Prepaid expenses and other current assets	615,132	387,426
Deferred tax assets	526,646	520,152

Total current assets	11,094,012	10,082,375

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,188,948	10,119,679
Less-accumulated depreciation and amortization	(9,488,581)	(9,342,747)

	700,367	776,932
DEFERRED TAX ASSETS	245,889	245,889
OTHER ASSETS, NET	39,830	39,830

	$12,080,098	$11,145,026

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$346,625	$367,535
Accrued expenses	957,513	1,292,257
Deferred revenue	623,341	590,670

Total current liabilities	1,927,479	2,250,462

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,756,044 shares and 5,750,894 shares issued in 2006 and 2005, respectively	28,780	28,754
Paid-in capital	25,544,767	25,446,781
Accumulated deficit	(6,298,237)	(7,458,280)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	10,152,619	8,894,564

	$12,080,098	$11,145,026